Exhibit 10.3
BANK OF RUSTON
DIRECTORS’ INDEXED DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I INTRODUCTION		1
1.1	Adoption of Plan	1
1.2	Purposes of Plan	1
1.3	Compliance with ERISA and The Code	1
1.4	Funding	1
1.5	Effective Date	1

ARTICLE II DEFINITIONS AND CONSTRUCTION		2
2.1	Definitions	2
2.2	Number and Gender	3
2.3	Headings	3

ARTICLE III PARTICIPATION AND ELIGIBILITY		3
3.1	Eligibility	3
3.2	Directors’ Indexed Deferred Compensation Agreement	4
3.3	Commencement of Participation	4

ARTICLE IV BENEFIT AMOUNT		4
4.1	Indexed Benefit under Prior Agreement	4
4.2	Indexed Benefit Amount	4

ARTICLE V VESTING		5
5.1	Vesting	5

ARTICLE VI LIABILITY ACCOUNTS		5
6.1	Establishment of Liability Account	5
6.2	Hypothetical Nature of Liability Accounts	5
6.3	Directors’ Indexed Deferred Compensation Trust	5

ARTICLE VII PAYMENT OF DEFINED BENEFIT		6
7.1	Retirement Benefit	6
7.2	Termination of Service Prior to Retirement Age	6
7.3	Termination for Cause	6
7.4	Death Benefit Prior to Retirement Date	6
7.5	Death During the Benefit Period	7
7.6	Designation of Beneficiaries	7
7.7	Unclaimed Benefits	7
7.8	Distribution on Change in Control	7

ARTICLE VIII ADMINISTRATION		8
8.1	Compensation Committee	8
8.2	General Powers of Administration	8
8.3	Indemnification of Compensation Committee	9

ARTICLE IX AMENDMENT AND TERMINATION		8
9.1	Amendment	8
9.2	Changes in Time or Manner of Distribution	8
9.3	Termination	9

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ARTICLE X DETERMINATION OF BENEFITS, CLAIMS PROCEDURE		9
10.1	Claims	9
10.2	Right to Review	10
10.3	Decision on Review	10
10.4	Preservation of Remedies	11

ARTICLE XI MISCELLANEOUS		11
11.1	Not Contract of Employment or Service	11
11.2	Non-Assignability of Benefits	11
11.3	Withholding	11
11.4	No Trust Created	12
11.5	Unsecured General Creditor Status	12
11.6	Other Benefits	12
11.7	Compliance with the Section 409A of the Code	12
11.8	Severability	13
11.9	Governing Laws	13
11.10	Binding Effect	13
11.11	Entire Agreement	13

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ARTICLE I
INTRODUCTION
1.1	Adoption of Plan

Bank of Ruston (hereinafter referred to as the “Company”) hereby adopts the Bank of Ruston Directors’ Indexed Deferred Compensation Plan (hereinafter referred to as the ‘Plan”). This Plan shall supersede, amend and restate in its entirety the Ruston Building & Loan Association Indexed Deferred Compensation Benefit Agreement dated August 20, 1996 between Ruston Building & Loan Association and William D. Hogan; the Ruston Building & Loan Association Indexed Deferred Compensation Benefit Agreement dated August 20, 1996 between Ruston Building & Loan Association and Daniel D. Reneau; the Ruston Building & Loan Association Indexed Deferred Compensation Benefit Agreement dated August 20, 1996 between Ruston Building & Loan Association and Thomas W. Rogers; the Ruston Building & Loan Association Indexed Deferred Compensation Benefit Agreement dated October 21, 2003 between Ruston Building & Loan Association and Johnson N. Walpole and the Bank of Ruston Indexed Deferred Compensation Benefit Agreement dated November 3, 2005 between Bank of Ruston and Scott R. Thompson (all prior agreements hereinafter referred to as the “Prior Agreement” or the “Prior Agreements”).

1.2	Purposes of Plan

The purpose of the Plan is to provide benefits to certain eligible Directors of the Company who contribute materially to the continued growth, development and business success of the Company.

1.3	Compliance with ERISA and The Code

The Plan is established and maintained for the benefit of Directors of the Company and is not intended for the benefit of any Employee in his capacity as such Employee and, therefore, it is intended that the Plan is exempt from the provisions of Title I of ERISA. The Plan is not intended to qualify under Section 401(a) of the Code. This Plan is intended to comply with Section 409A of the Code and all regulations and other guidance issued hereunder.

1.4	Funding

The Plan is unfunded. All benefits will be paid from the general assets of the Company.

1.5	Effective Date

The Plan is effective as of January 1, 2007 (hereinafter referred to as the “Effective Date”). The original Effective Date of each of the Prior Agreements is as stated in the applicable Prior Agreement between a Participant and the Company.

ARTICLE II
DEFINITIONS AND CONSTRUCTION
2.1	Definitions

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:
(a)	“Compensation Committee” means the committee appointed by the Board of Directors to manage and administer the Plan in accordance with the provisions of Article VIII hereof.

(b)	“Beneficiary” means the person, persons or estate designated by the Participant in accordance with Section 7.6 of this Plan.

(c)	“Board of Directors” means the Board of Directors of the Company.

(d)	“Change in Control” means the occurrence, through sale, exchange, merger, redemption or otherwise of a (a) change in ownership as defined in Treasury Regulation §I.409A-3(i)(5)(v), (b) change in effective control as defined in Treasury Regulation §1.409A-3(i)(5)(vi), or (c) change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation §1.409A-3(i)(5)(vii) as currently in effect and as may hereafter from time to time be amended.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means Bank of Ruston and those of its subsidiaries, as designated from time to time by the Compensation Committee of the Board of Directors of Bank of Ruston. Where the context so dictates the term “Company” when used herein refers to Bank of Ruston or the particular subsidiary thereof that has entered into an Officer’s Deferred Compensation Agreement with one or more of its Employees.

(g)	“Director” means each person elected to the Board of Directors of the Company.

(h)	“Directors’ Indexed Deferred Compensation Agreement” means the written agreement entered into between the Company and a Participant pursuant to which the parties establish the amount of the Participant’s benefit under this Plan and the form and other conditions of payment for such benefit.

(i)	“Effective Date” means the date provided in Section 1.5 above.

(j)	“Employee” means any common law employee of the Company.

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(1)	“Indexed Benefit” means the benefit, if any, in addition to the Index Benefit under Prior Agreement, to which a Participant is entitled under the terms of this Plan as described in Article IV

(m)	“Indexed Benefit under Prior Agreement” means the benefit accrued to a Participant under a Prior Agreement as described in Article IV

(n)	“Liability Account” means the liability account maintained to accrue the present value of the Indexed Benefit under Prior Agreement or Indexed Benefit on the general ledger of the Company.

(o)	“Participant” means each Director who has been selected for participation in the Plan and who has become a Participant pursuant to Article III.

(p)	“Participant’s Liability Account(s)” means the portion or portions of the general ledger liability account that is accrued for each participant.

(q)	“Plan” means the Bank of Ruston Directors’ Indexed Deferred Compensation Plan, as amended from time to time.

(r)	“Plan Year” means the twelve consecutive month period commencing January 1st of each year and ending on December 31st.

(s)	“Retirement Age” means the retirement age stated in the Participant’s Directors’ Indexed Deferred Compensation Agreement.

(t)	“Retirement Date” means the later of (1) the day the Participant attains his or her Retirement Age or (2) the day the Participant incurs a Separation from Service.

(u)	“Separation from Service” means the Participant (i) has ceased all services with the Company as a member of the Board of Directors for any reason other than his death or a discharge for cause as provided in Section 7.3 and (ii) has also ceased any and all additional services which he or she may have been providing to the Company as an independent contractor.
2.2	Number and Gender

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3	Headings

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
ARTICLE III
PARTICIPATION AND ELIGIBILITY
3.1	Eligibility

Eligibility for participation in the Plan is limited to those Directors of the Company who are selected by the Compensation Committee, in its sole discretion, for participation. The Compensation Committee shall notify each such Director of his selection for participation in the Plan. Once a Director has become a Participant, as provided in Sections 3.2 and 3.3 hereof, he shall remain eligible to continue participation in the Plan for each Plan Year following his initial year of participation, provided the Participant continues to be a Director.
3.2	Director’s Indexed Deferred Compensation Agreement

Prior to commencing participation in the Plan, each Director selected for participation pursuant to Section 3.1 shall enter into a Directors’ Indexed Deferred Compensation Agreement with the Company. Such agreement shall set forth the entire benefit to which the Participant is entitled under this Plan and the other terms and conditions related thereto. The Directors’ Indexed Deferred Compensation Agreement may be amended from time to time by the signing of a new agreement by both the Participant and the Company. The Directors’ Deferred Compensation Agreement bearing the latest date shall control in determining the Participant’s benefits under the Plan.

3.3	Commencement of Participation

A Director shall become a Participant effective as of the date the Compensation Committee determines, which date shall be on or after the date his Directors’ Indexed Deferred Compensation Agreement becomes effective.
ARTICLE IV
BENEFIT AMOUNT
4.1	Indexed Benefit under Prior Agreement

Participants who have accumulated an Indexed Benefit under a Prior Agreement (hereinafter referred to as the “Indexed Benefit under Prior Agreement”) will continue to be eligible to receive such accumulated benefit at the Participant’s Retirement Date. The accumulated benefit amount, if any, will be stated in the Directors’ Indexed Deferred Compensation Agreement between the Company and the Participant. Effective December 31, 2006, the Participant will no longer be credited with any benefit under a Prior Agreement.

4.2	Indexed Benefit Amount

Participants’ Indexed Benefit amount, if any, will be measured on the cash value increase on a certain group of life insurance contracts designated by the Company during each Plan Year reduced by a discretionary cost of funds and the excess, if any, will be allocated to Participants as follows: Each Participant’s Liability Account attributable to his Indexed Benefit as referenced in Article VI will be credited with an amount equal to a percentage of the excess based on each Participant’s number of years of service from the date of their election to the Board of Directors to the end of each Plan Year. After the Participant’s Retirement Date, the Participant will no longer be credited with an amount equal to the percentage of the excess.

The annual amount of the Indexed Benefit of each Participant shall be derived by dividing the value of the Participant’s Liability Account attributable to his Indexed Benefit determined as of the last day of the Plan Year in which the Participant’s Retirement Date occurs by the number of years stated in the Directors’ Indexed Deferred Compensation Agreement. Each Participant’s Liability Account will be reduced as a result of each payment.

ARTICLE V
VESTING
5.1	Vesting

The Participant will be Zero Percent (0%) vested in his Participant’s Liability Account(s) until he reaches ten (10) years of service with the Company; upon reaching age fifty-five (55) or ten (10) years of service, whichever is later, the Participant will be Forty Percent (40%) vested in his Participant’s Liability Account(s); upon reaching age sixty (60) or ten (10) years of service, whichever is later, the Participant will be Seventy Percent (70%) vested in his Participant’s Liability Account(s); and, upon reaching age sixty-five (65) the Participant will be One Hundred Percent (100%) vested in his Participant’s Liability Account(s), subject to the provisions of Sections 7.3 and 7.4 of this Plan.
ARTICLE VI
LIABILITY ACCOUNTS
6.1	Establishment of Liability Account

A separate Liability Account shall be maintained to accrue the present value of the Indexed Benefit under Prior Agreement and the Indexed Benefit of the Participants under this Plan on the general ledger of the Company. The Liability Account shall include the benefits for all participants in the Plan and shall be maintained in accordance with generally accepted accounting principles. The Company shall maintain separate Participant’s Liability Accounts which indicate the portion of the general ledger Liability Account that is accrued for each Participant. In addition, separate Participant’s Liability Accounts shall be maintained for each Participant, as applicable, to separately reflect the liability attributable to his Indexed Benefit under Prior Agreement and his Indexed Benefit.

6.2	Hypothetical Nature of Liability Accounts

The Liability Account established under this Article VI shall be hypothetical in nature and shall be maintained for bookkeeping purposes only to account for the present value of the future liability of each Participant’s Indexed Benefit under Prior Agreement and Indexed Benefit. Neither the Plan nor any account established pursuant to this Article shall hold any actual funds or assets. The right of the Participant or his Beneficiary(ies) to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary(ies) with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board of Directors, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan.

6.3	Directors’ Indexed Deferred Compensation Trust

Notwithstanding Section 11.4, the Company may establish by a separate document a trust to accumulate funds for the Company to use to discharge its obligations under this Plan. Such trust if established shall be a “grantor” trust under the Code and shall not cause this Plan to be considered “funded” for purposes of the Code or Title I ERISA.

ARTICLE VII
PAYMENT OF DEFINED BENEFIT
7.1	Retirement Benefit

If a Participant remains in the service of the Company as a Director until his Retirement Age, he shall be entitled to receive the Indexed Benefit under Prior Agreement and/or the Indexed Benefit as set forth in his Directors’ Indexed Deferred Compensation Agreement payable annually on the first day of each year following the Participant’s Retirement Date, commencing with the year next following the year in which the Participant’s Retirement Date occurs for a total of twenty (20) years.

7.2	Termination of Service Prior to Retirement Age

If a Participant voluntarily or involuntarily terminates from the service of the Company as a Director for reasons other than death or “for cause” as defined in Section 7.3, prior to attaining his Retirement Age, the Participant will be entitled to only the vested portion of his Participant’s Liability Account(s) determined as of the last day of the Plan Year prior to the Participant’s termination. Said benefit shall be payable in twenty consecutive payments, commencing on the first day of the year coincident with or next following the Participant’s Retirement Date.

7.3	Termination for Cause

If the Participant is discharged as a Director for cause, the Participant shall forfeit all benefits under this Plan and the Directors’ Indexed Deferred Compensation Agreement between the Participant and the Company shall become null and void.

For this purpose “for cause” shall mean and include (a) the willful and continued failure of the Participant to perform his obligations and duties as a Director (other than due to incapacity resulting from physical or mental illness), after demand for substantial performance is delivered to the Participant by the Company that specifically identifies the manner in which the Company believes the Participant has failed to perform his obligations and duties, (b) willful misconduct by the Participant which is materially injurious to the Company, monetary or otherwise, or (c) an act or acts of dishonesty by the Participant resulting or intended to result in gain to or personal enrichment of the Participant at the Company’s expense. For purposes hereof, no act or failure to act by the Participant shall be considered “willful” unless not in good faith and done or omitted without reasonable belief that such act or omission was in the best interest of the Company.

7.4	Death Benefit Prior to Retirement Date

If the Participant dies while in the service of the Company as a Director and prior to his Retirement Date, the Participant’s Beneficiary(ies) shall be entitled to the value of the Participant’s Liability Account(s) determined as of the last day of the Plan Year prior to the Participant’s death payable as a lump-sum death benefit. Said payment shall be made on the first day of the month coincident with or next following the date of the Participant’s death.

In addition, the Participant’s Beneficiary(ies) shall be entitled to receive a pre-retirement death benefit as set forth in the Directors’ Indexed Deferred Compensation Agreement commencing on the first day of the month coincident with or next following the Participant’s death and payable annually on the same day of each year thereafter for a total of ten (10) years.

7.5	Death During the Benefit Period

In the event of the death of a Participant after such Participant has become entitled to Indexed Benefit under Prior Agreement and/or the Indexed Benefit under the Plan but before such payments have commenced or after such payments have commenced but before all annual payments have been made to the Participant, the Participant’s Beneficiary(ies) shall be entitled to receive the annual payments, or the remainder thereof, at the same time and in the same manner as said payments would have been made to the Participant.

7.6	Designation of Beneficiaries

Each Participant shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his benefit in the event of his death. A Beneficiary designation shall be made by executing the Designation of Beneficiary Form prescribed by the Compensation Committee and filing the form with the Compensation Committee. Any such designation may be changed at any time by execution of a new Designation of Beneficiary Form in accordance with this Section. If no such designation is on file with the Compensation Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Compensation Committee, then the designated Beneficiary or Beneficiaries to receive such benefit shall be the Participant’s executor or administrator, or his heirs at law if there is no administration of such Participant’s estate.

7.7	Unclaimed Benefits

In the case of a benefit payable on behalf of such Participant, if the Compensation Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Compensation Committee’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.

7.8	Distribution on Change in Control

Notwithstanding any other provision of this Plan, in the event of a Change in Control occurring while the Participant is serving as a Director of the Company, the Participant shall be entitled to a lump-sum payment. The lump-sum payment amount shall be determined by multiplying the annual payment amount stated in the Participant’s Directors’ Indexed Deferred Compensation Agreement by twenty (20). Said payment shall be made by the Company whether or not the Participant remains a Director of the Company following such Change in Control. In the event of a Change in Control occurring after payments have already commenced to the Participant under this Agreement, upon the occurrence of such a Change in Control the aggregate sum of any remaining payments due under this Agreement to the Participant and/or his Beneficiary(ies) shall become immediately due and payable and shall be paid by the Company in a lump-sum payment to the Participant or Beneficiary(ies). The lump-sum payment amount shall be determined by multiplying the annual payment amount stated in the Directors’ Indexed Deferred Compensation Agreement by twenty (20) years reduced by the number of Indexed Benefit under Prior Agreement and/or the Indexed Benefit payments that have been paid to the Participant since the Participant’s Retirement Date. All payments under this

Section shall be made as soon as practicable, but not later than thirty (30) days, after the Change in Control and shall be in full discharge of all of the Company’s obligations to the Participant and his Beneficiary(ies) under this Plan.
ARTICLE VIII
ADMINISTRATION
8.1	Compensation Committee

The Plan shall be administered by the Compensation Committee appointed by the Board of Directors. The Compensation Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Compensation Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

8.2	General Powers of Administration

The Compensation Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Compensation Committee shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Participants and Beneficiaries. The Compensation Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Compensation Committee shall be personally liable for any actions taken by the Compensation Committee unless the member’s action involves willful misconduct.

8.3	Indemnification of Compensation Committee

The Company shall indemnify, hold harmless, and defend the members of the Compensation Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.
ARTICLE IX
AMENDMENT AND TERMINATION
9.1	Amendment

The Company may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan and, with the agreement of the Participant, any Directors’ Indexed Deferred Compensation Agreement. In no event, however, shall any such amendment be made that would impair the rights of a Participant with respect to amounts accrued hereunder to his benefit or reduce the Participant’s Indexed Benefit under Prior Agreement or Indexed Benefit accrued to the date of such amendment.

9.2	Changes in Time or Manner of Distribution

Any amendment to the Plan and/or to a Participant’s Directors’ Indexed Deferred Compensation Agreement which has the effect of changing the time or manner of the distribution of benefits is subject to the following provisions:

(a)	No change that would have the effect of accelerating the payment of the Participant’s benefit hereunder including, but not limited to, changing to an earlier fixed payment date, or from installments to a lump-sum, will be permitted.

(b)	The change must be made at least twelve (12) months prior to the first scheduled distribution date previously in effect.

(c)	To the extent required by Section 409A of the Code, the change must postpone the commencement of payments for at least five (5) years from the scheduled distribution date previously in effect.

(d)	The change must not take effect until at least twelve (12) months after the date on which such change is made.
9.3	Termination

The Company may terminate this Plan at any time and/or, with the consent of the Participant, terminate any Directors’ Indexed Deferred Compensation Agreement; provided, however, no such termination shall reduce or effect the amount of the Indexed Benefit under Prior Agreement or Indexed Benefit accrued to the benefit of the Participant as of the date of such termination without the Participant’s consent. No such termination shall effect the time or manner of the payment of benefits under the Plan or any Directors’ Indexed Deferred Compensation Agreement which shall be made as and when otherwise due in accordance with the provisions thereof and of this Plan. Notwithstanding the preceding, however, benefits hereunder will be paid in a single lump-sum payment as provided in and in accordance with the requirements and limitations set forth in the Treasury Regulations under Section 409A of the Code if such termination of the Plan occurs (i) in connection with a Change in Control, (ii) upon the Company’s dissolution or the approval of a bankruptcy court, or (iii) in connection with the termination of all arrangements required to be aggregated with the Plan for purposes of 409A.
ARTICLE X
DETERMINATION OF BENEFITS, CLAIMS PROCEDURE
10.1	Claims

Any person having a claim for benefits hereunder that has not been received shall file such claim by notifying the Compensation Committee in writing. The Compensation Committee shall make all determinations as to the right of any person or persons to a benefit hereunder, and shall have full discretion to deny or grant a claim in whole or in part. Benefit claims shall be made by the Participant, his or her Beneficiary or Beneficiaries or a duly authorized representative thereof (hereinafter referred to as the “claimant). If the claim is wholly or partially denied, the Compensation Committee shall provide written or electronic notice thereof to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim. Such notice shall (i) specify the reason for the denial; (ii) reference the provisions of this Plan on which the denial is based; (iii) describe the additional material or information, if any, necessary for the claimant to receive benefits and explain why such information is necessary; (iv) indicate the steps to be taken by the claimant if a review of the denial is desired, including the time limits applicable thereto. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond one hundred eighty (180) days from the date the claim for benefits is received by the Compensation Committee. Written notice of any extension of time shall be delivered or mailed within ninety (90) days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Compensation Committee expects to render the final decision.
If notice of the adverse benefit determination is not furnished in accordance with the preceding provisions of this Section, the claim shall be deemed denied and the claimant shall be permitted to exercise his right to review as set forth below.

10.2	Right of Review

If a claim is denied and a review is desired, the claimant shall notify the Compensation Committee in writing within sixty (60) days after receipt of notice of a denial of a claim. In requesting a review, the claimant may submit any written comments, documents, records, and other information relating to the claim, the claimant feels are appropriate. The claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information “relevant” to the claimant’s claim for benefits. The Compensation Committee shall review the claim taking into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination,

10.3	Decision on Review

Written notice of the decision on review shall be provided to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of a request for a review. An extension of time for making the decision on the request for review is allowable if special circumstances shall occur, but such an extension shall not extend beyond one hundred twenty (120) days from the date the request for review is received by the Compensation Committee. Written notice of the extension of time shall be delivered or mailed within sixty (60) days after receipt of the request for review, indicating the special circumstances requiring an extension and the date by which the Compensation Committee expects to render a determination.

Notwithstanding the preceding, if the Compensation Committee (or the appropriate fiduciary designated by the Compensation Committee), holds regularly scheduled meetings, at least quarterly, the provisions of this paragraph will apply with regard to the review of a denied claim. In such event, the decision upon review of a denied claim shall be made no later than the date of such meeting which immediately follows the receipt of a request for review, unless the request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination shall be made no later than the date of the second meeting following the receipt of the request for review. If special circumstances require a further extension of time for processing, a determination shall be rendered not later than the third meeting following the Compensation Committee’s receipt of the request for review. If such an extension is required, the Compensation Committee shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to commencement of the extension. The Compensation Committee shall notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the benefit determination is made.

The Compensation Committee shall provide the claimant with written or electronic notification of the benefit determination upon review. In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Plan on which the benefit determination is based; (iii) contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information “relevant” to the claimant’s claim for benefits.

For purposes hereof, documents, records and information shall be considered “relevant” to the claimant’s claim if it (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (iii) demonstrates compliance with the administrative processes and safeguards of this claims procedure.

10.4	Preservation of Remedies

After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available.
ARTICLE XI
MISCELLANEOUS
11.1	Not Contract of Employment or Service

The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any Participant or to be consideration for the service of a Participant as a Director.

Nothing herein contained shall be deemed to give any Participant the right to be retained as a Director of the Company or to restrict the right of the Company to discharge a Participant at any time nor shall the Plan be deemed to give the Company the right to require a Participant to remain as a Director of the Company or to restrict the Participant’s right to terminate the services of a Director at any time.

11.2	Non-Assignability of Benefits

No Participant, Beneficiary(ies) nor any other person entitled to benefits hereunder shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which is expressly declared to be unassignable and nontransferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary(ies) or any other person entitled to benefits hereunder for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of the Participant, his Beneficiary(ies) or any other person entitled to benefits hereunder.

11.3	Withholding

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law. The Company is authorized to withhold and shall withhold any taxes that are required to be withheld from the benefits provided under the Plan.
11.4	No Trust Created

Nothing contained in this Plan, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his Beneficiary(ies), or any other person.

11.5	Unsecured General Creditor Status

The payments to a Participant, his Beneficiary(ies) or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the, general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Plan. The Company’s obligations hereunder shall be unfunded and unsecured promises to pay money in the future. To the extent that a Participant, his Beneficiary(ies) or any other person entitled to benefits hereunder acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

11.6	Other Benefits

Nothing in the Plan shall affect any right which the Participant may otherwise have to participate in, or under, any other plans or agreement that the Company may now or hereafter have for the benefit of Directors.

11.7	Compliance with the Section 409A of the Code

This Plan is intended to comply, and to be operated in all respects in compliance, with the requirements of Code Section 409A and all Internal Revenue Service rulings, treasury regulations or other pronouncements or guidance implementing or interpreting its provisions. All provisions of this Plan shall be interpreted or construed so as to meet the requirements of Code Section 409A and all regulations, rulings and other pronouncements or guidance there under.

In the event subsequent Treasury Regulations, Internal Revenue Service rulings or other pronouncements or guidance interpreting or implementing the provisions of Code Section 409A effect any provisions of this Plan or any election or other administrative form used for the Plan, this Plan and any election or other administrative form used in connection with the Plan, the Plan and any such election or other administrative form shall be amended, as necessary, to comply with such regulation, ruling or other pronouncement or guidance; and, until adoption of any such amendment, the provisions hereof shall be construed and interpreted, to the extent possible, to comply with the applicable provisions of such regulation, ruling or other pronouncement or guidance.

11.8	Severability

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.9	Governing Laws

All provisions of the Plan shall be construed and enforced in accordance with the laws of the State of Louisiana, and in the courts situated in that State.

11.10	Binding Effect

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

11.11	Entire Agreement

This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized representative on the 15th day of July, 2008.

ATTEST:		BANK OF RUSTON

G. Randall Allison		By:	Benjamin L. Denny

Title:	Vice President		Title:	Pres / CEO

FORM OF
DIRECTORS’ INDEXED DEFERRED COMPENSATION AGREEMENT
     This Directors’ Indexed Deferred Compensation Agreement (hereinafter referred to as the “Agreement”) between Bank of Ruston (hereinafter referred to as the “Company”) and _________ (hereinafter referred to as the “Participant”) shall supersede, amend and restate in its entirety the Ruston Building & Loan Association Indexed Deferred Compensation Benefit Agreement dated _________ between Ruston Building & Loan Association and _________ (hereinafter referred to as the “Prior Agreement”).
     Pursuant to the provisions of the Bank of Ruston Directors’ Indexed Deferred Compensation Plan (hereinafter referred to as the “Plan”) and in accordance with Section 3.2 of the Plan, and the Company and Participant hereby agree as follows as to the Participant’s benefit under the Plan:
     Effective Date: This Agreement is effective and the Prior Agreement is hereby amended and restated as of the ___ day of _________, 20_.
     Pre-retirement Death Benefit: The Pre-retirement Death Benefit for said Participant under the Plan will be _______________($______) payable annually for ten (10) years.
     Indexed Benefit under Prior Agreement: The Indexed Benefit under Prior Agreement for said Participant under the Plan will be. _______________ ____________($___) payable annually for twenty (20) years.
     Indexed Benefit: The Indexed Benefit for said Participant under the Plan will be the value of the Participant’s Liability Account attributable to Indexed Benefit determined as of the last day of the year following the Participant’s Retirement Date divided by twenty (20). The annual benefit will be payable annually for twenty (20) years. Participant’s Liability Account will be reduced as a result of each payment.
     Retirement Age: _________ (___)
     Amendment or Termination of Plan/Agreement: The Participant understands and acknowledges that the Plan and/or this Agreement may be amended or terminated at any time, in the sole discretion of the Company; provided, however, that no such amendment or termination may impair the rights of the Participant with respect to amounts accrued under the Plan or reduce the Participant’s Indexed Benefit under Prior Agreement or Indexed Benefit accrued to the date of such amendment or termination.
     Incorporation: The provisions of the Plan, a copy of which is provided to the Participant with this Agreement, are hereby incorporated into this Agreement and made a part hereof. Subject to the preceding paragraph, this Agreement shall be governed by the provisions of the Plan as it may be amended from time to time.
     Subsequent Agreement: The benefits set forth in this Agreement may be amended from time to time by the execution of a new Deferred Compensation Agreement between the Company and the Participant. The Agreement bearing the latest date shall control for purposes of determining the Participant’s benefits under the Plan.
     Prior Agreements: This Agreement supersedes all prior Directors’ Indexed Deferred Compensation Agreements between the Participant and the Company under the Plan, unless otherwise herein provided.
     IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized representative and the said Participant has hereunto set his hand on the _________ day of ____________20_.

BANK OF RUSTON

By:

Social Security Number

2

FORM OF
DESIGNATION OF BENEFICIARY
To the Compensation Committee:
     Pursuant to the provisions of the Bank of Ruston Directors’ Indexed Deferred Compensation Plan (hereinafter referred to as the “Plan”) permitting the designation of a Beneficiary or Beneficiaries by the Participant, I hereby designate the following person or persons as primary and contingent beneficiaries of my benefit payable by reason of my death under the Plan:
Primary Beneficiary(ies):

Name	Address	SS#	Percentage
%

%

%

NOTE: If more than one primary beneficiary is designated, payment shall be made equally to each unless otherwise specified. In the event of the death of or disclaimer by one of more (but less than all) of the persons designated as primary beneficiaries, his or her share will be paid pro rate to the remaining primary beneficiary(ies) in .the percentages noted or, if none, equally.
Contingent Beneficiary(ies):
     In the event all of the persons designated as Primary Beneficiaries shall predecease me or disclaim all of any portion of his or her interest granted herein or shall die before receiving all installment payments of benefits pursuant to the Plan, I hereby designate the fol1owing person(s) as my contingent beneficiary(ies) in the percentages noted or, if none, equally:

Name	Address	SS#	Percentage
%

%

%

     I hereby acknowledge that the beneficiary designations herein revoke and supersede any and all beneficiary designations previously made by me with regard to my benefits under the Plan, and further acknowledge that this beneficiary designation is not effective until received and acknowledged, in writing, by the Compensation Committee. I reserve the right to revoke and/or change the beneficiary designations made herein at any time prior to my death by filing a new Beneficiary Designation Form with the Compensation Committee.

DATE	PARTICIPANTS NAME
     Received and acknowledged by the Compensation Committee this the ___ day of _________, 20_.

BANK OF RUSTON
By: